Exhibit 10.38

CONFIDENTIAL SETTLEMENT, RELEASE AND CONSULTING AGREEMENT

This CONFIDENTIAL SETTLEMENT, RELEASE AND CONSULTING AGREEMENT (the “Agreement”) is made on March 12, 2019, by and between Sientra, Inc. (the “Company”) and Patrick F. Williams (“You” or “Your”).

1. Separation.  As of February 4, 2019 (the “Separation Date”), Your responsibilities as Senior Vice President and General Manager of miraDry will cease, and all payments and benefits from the Company will cease, except as provided in this Agreement.

2.Accrued Salary and Benefits. On the Separation Date, the Company provided You with a final check, which included (a) any unpaid salary and wages through the end of the Separation Date which equaled $1,440.33 (8 hours), and (b) the cash equivalent of all accrued and unused Paid Time Off which will equaled $33,998.98 (188.84 hours).  All payments are subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes. You will receive these payments, regardless of whether You enter into this Agreement.

3.Separation Benefits.  In exchange for Your covenants, agreements and releases provided herein, and provided that this Agreement becomes effective as specified below, the Company will provide You with the following separation benefits (collectively, the “Separation Benefits”):

(a)

Severance. You shall receive aggregate payments equivalent to twelve (12) months of Your base salary of $374,500 in effect on the Separation Date, paid in equal installments on the Company’s regularly-scheduled payroll dates beginning with the first such payroll date following the Effective Date (as defined below);

(b)	2018 Bonus. The Company shall pay You a 2018 bonus in the amount of $213,465, which is calculated at 57% of Your base pay for 2018, on or before April 15, 2019;

(c)	2019 Bonus. The Company shall pay You a 2019 bonus in the amount of $17,788.75, which is calculated at 57% of Your base pay for 2019 prorated to the Separation Date, on or before April 15, 2019.

(d)

Health Care Coverage. Provided that You timely elect continued coverage under COBRA, the Company shall reimburse You for Your COBRA premiums to continue coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) twelve (12) months following the Separation Date; (ii) the date You become eligible for group health insurance coverage through a new employer; or (iii) the date You cease to be eligible for COBRA continuation coverage for any reason, including plan termination.  In the event You become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, You must immediately notify the Company of such event.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to You a taxable monthly payment in an amount equal to the monthly COBRA premium that You would be required to pay to continue Your group health coverage in effect on the date of Your employment termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether You elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which You obtain other employment or (y) the last day of the 12th calendar month following the Separation date.

4.

Final Expense Report. You will have ten (10) days from the date of this Agreement to submit a final expense report via Concur for eligible business expenses incurred through the Separation Date, in such form as required by the Company’s standard practices and procedures.  The Company will reimburse You for these expenses pursuant to its regular business practices.

5.Employee Stock Purchase Plan.  Pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “ESPP”) You have made contributions to the ESPP and these contributions will be refunded to You in the final check provided to You via FedEx.  As of the Separation Date, Your participation on the ESPP will be terminated.

6.Other Compensation and Benefits.  Except as expressly provided herein, You acknowledge and agree that You are not entitled to and will not receive any additional compensation, wages, reimbursement, severance, or benefits from the Company.

7.Company Property.  You will deliver to the Company, all Company property which You have in Your possession, including all equipment and accessories, office equipment, marketing/sales material, home inventory, samples, credit cards, key, and documents, including all paper and electronic copies of documents.  The Company property must have been shipped by March 15, 2019 via FedEx Ground to Sientra Distribution at the following address: 26 Castilian, Suite D, Goleta, CA 93117.  To assist You in complying with this process, the Company previously provided You a packing list (attached hereto as Exhibit A) to be used in returning the Company property.

8.Confidentiality

(a)

Confidential Information and Proprietary Information Obligations.  You acknowledge signing the “Confidentiality, Inventions and Non-Interference Agreement” (the “CINA”) containing a confidentiality agreement in connection with Your employment with the Company.  You represent that you have complied with and will continue to comply with the terms of the CINA.  A copy of Your CINA is attached hereto as Exhibit B.

(b)

You agree to keep the fact of your termination, and the terms and conditions of this Agreement, confidential until the Company makes the appropriate disclosures (if any) required by the NASDAQ or Securities and Exchange rules.  In the event that this confidentiality obligation is broken by You, the benefits set forth in this Agreement that are in addition to those set forth in your Employment Agreement (as amended) shall be forfeited.

9.Inquiries. The Company will follow its standard neutral reference policy in response to any inquiries regarding You from prospective employers, i.e., only dates of employment and position(s) held will be disclosed.

10.Cooperation. You agree to reasonably cooperate with the Company in the defense of any claim against the Company related to Your work for the Company.

11.Non-Disparagement. You agree that You will not directly or indirectly publish or disseminate to the media or to any individual or entity information that is critical, derogatory or otherwise intended to disparage the Company, whether such information is acquired during or after Your employment with the Company.

12.Consulting

a)

Consulting Agreement.  For the period of twelve (12) months from the Separation Date (the “Consulting Period”) You agree to consult with the Company on various strategically important issues relating to the smooth transfer of knowledge and know-how regarding Your role and primary responsibilities, including without limitation, business and financial plans, product development and R&D strategies, and operations (the “Services”).  You agree to provide the Services in a timely manner, as required, by providing detailed memoranda, as requested, describing key topics, processes and issues and by participating in meetings, telephone conversations and/or email correspondence.  You will be responsible for determining the manner and means by which the Services are to be provided.

b)

Consulting Fees.  As full consideration for the Services, the Company shall: (i) allow the vesting of Your stock options and Restricted Stock Unit Grants (“RSUs”) to continue during the Consulting Period.  At the expiration, or earlier termination, of the Consulting Period, any unvested stock options or RSUs, and any vested but unexercised stock options, will be forfeited; and (ii) allow the 15,000 unvested RSUs for Q3 2018 and Q4 2018 performance granted pursuant to the August 6, 2018 meeting of the Compensation Committee, to accelerate vesting and be deemed fully vested at the expiration of the Consulting Period.  In the event that You fail to provide the Services described in Section 12.a above, or violate the obligations of Section 12.c below, the Consulting Agreement shall terminate immediately and all vesting pursuant to this Section 12.b shall cease, and all unvested RSUs and stock options, and all vested but unexercised options, shall be forfeited immediately without any further action by the Company.

c)	No Conflict of Interest. In consideration of You being provided access to, and for the protection of, the Company’s confidential and proprietary information, including its trade secrets, and the valuable goodwill developed by the Company, You agree that during the Consulting Period, You will not, without the prior written consent of the Company: (i) serve as a partner, employee, consultant, officer, director, manager, agent, associate, investor or otherwise for a Conflicting Organization (defined below); directly or indirectly own, purchase, organize or take preparatory steps for the organization of a Conflicting Organization; or (iii) build, design, finance, acquire, lease, operate, manage, invest in, work in or consult for or otherwise affiliate with any Conflicting Organization.  A Conflicting Organization is any person or organization that is engaged in, or about to be engaged in, the research, development, manufacturing, marketing or selling of any product, process, invention or service, which directly competes with the products of Sientra (including miraDry, Inc.).  Company agrees that You will not be in violation of this Section if You are employed by an organization that becomes a Conflicting Organization (e.g., through acquisition), but You perform no services for that portion of the Conflicting Organization that competes with the Company.  You acknowledge that the time and scope of the obligations herein are reasonable, especially in light of the Company’s desire to protect its proprietary and confidential information and trade secrets, and that You will not be precluded from gainful employment based on the obligations described above.

13.Release of Claims.

d)

General Release.  In exchange for the consideration provided to You under this Agreement to which You would not otherwise be entitled, including but not limited to the Separation Benefits, You hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and known, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date You sign this Agreement (collectively, the “Released Claims”).

e)

Scope of Release.  The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to Your employment with the Company, or the termination of Your employment: (ii) all claims related to Your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company: (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, wrongful termination, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the federal Family and Medical Leave Act (as amended) (“FMLA”), the California Family Rights Act (“CFRA”), the California Labor Code (as amended), the California Unruh Act, and the California Fair Employment and Housing Act (as amended), the Missouri Service Letter Statute, the Missouri Equal Pay for Women Act,

the Wisconsin Fair Employment Act, the Wisconsin Wage Claim and Payment Law, the Florida Civil Rights Act, the Florida Whistleblower’s Act, the Texas Labor Code, the Virginia Payment of Wage Law, the Virginia Minimum Wage Act, and the Virginia Human Rights Act.

f)

Excluded Claims.  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification You may have pursuant to any written indemnification agreement with the Company to which You are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.  In addition, nothing in this Agreement prevents You from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that You acknowledge and agree that You hereby waive Your right to any monetary benefits in connection with any such claim, charge or proceeding.  You represent and warrant that, other than the Excluded Claims, You are not aware of any claims You have or might have against any of the Released Parties that are not included in the Released Claims.

g)

Acknowledgements.  You acknowledge that (i) the consideration given to You in exchange for the waiver and release in this Agreement is in addition to anything of value to which You were already entitled; (ii) that You have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which You are eligible, and have not suffered any on‑the-job injury for which You have not already filed a claim; (iii) You have been given sufficient time to consider this Agreement and to consult an attorney or advisor of Your choosing; and (iv) You are knowingly and voluntarily executing this Agreement waiving and releasing any claims You may have as of the date You execute it.

14.ADEA Waiver.  You knowingly and voluntarily waive and release any rights You may have under the ADEA (defined above).  You also acknowledge that the consideration given for Your releases in this Agreement is in addition to anything of value to which You were already entitled.  You are advised by this writing that:  (a) Your waiver and release do not apply to any claims that may arise after You sign this Agreement; (b) You should consult with an attorney prior to executing this Agreement; (c) You have twenty one (21) days within which to consider this Agreement (although You may choose to voluntarily execute this Agreement earlier) (the “Consideration Period”); (d) You have seven (7) days following the execution of this Agreement to revoke this Agreement; and (e) this Agreement will not be effective until the eighth day after you sign this Agreement, provided that You have not earlier revoked this Agreement (the “Effective Date”).  You will not be entitled to receive any of the benefits specified by this Agreement unless and until it becomes effective.

15.Section 1542 Waiver.  In giving the applicable releases set forth herein, which include claims which may be unknown at present, You acknowledge that You have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her would have materially affected his or her settlement with the debtor or released party.

You expressly waive and relinquish all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

16.No Admissions.  The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

17. Miscellaneous.  This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between You and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both You and the Chief Executive Officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both You and the Company, and inure to the benefit of both You and the Company, their heirs, successors and assigns.  The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach.  For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.  This Agreement may be executed in counterparts or with facsimile signatures, which shall be deemed equivalent to originals.

If the terms of this Agreement are acceptable to You, please sign below and return one original to me at the Company no later than 5:00 PM on March 12, 2019.  You have received this letter on February 11, 2019. Any changes, whether material or immaterial, made to this letter after it was first presented to You on February 11, 2019 shall not change the Consideration Period.

By: /s/ Jeffrey M. Nugent
Chairman and Chief Executive Officer

Exhibit A – Packing List

Exhibit B – Confidentiality, Inventions and Non-Interference Agreement

Agreed and Accepted:

/s/ Patrick Williams
Patrick Williams

March 12, 2019
DATE:

Exhibit A

packing list

Exhibit B

Proprietary Information And Inventions Agreement